Exhibit 107.1

Calculation of Filing Fee Tables

Form S-4

(Form Type)

HCA Healthcare, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (2)

Newly Registered Securities

Fees to Be Paid	Debt	3 1/8% Senior Notes due 2027	Rule 457(f)	$1,000,000,000	100%	$1,000,000,000	$110.20 per million	$110,200.00
	Debt	3 3/8% Senior Notes due 2029	Rule 457(f)	$500,000,000	100%	$500,000,000	$110.20 per million	$55,100.00
	Debt	3 5/8% Senior Notes due 2032	Rule 457(f)	$2,000,000,000	100%	$2,000,000,000	$110.20 per million	$220,400.00
	Debt	4 3/8% Notes due 2042	Rule 457(f)	$500,000,000	100%	$500,000,000	$110.20 per million	$55,100.00
	Debt	4 5/8% Notes due 2052	Rule 457(f)	$2,000,000,000	100%	$2,000,000,000	$110.20 per million	$220,400.00

Fees Previously Paid	—	—	—	—	—	—		—

	Total Offering Amount					$6,000,000,000 (3)		$661,200

	Total Fees Previously Paid				—	—		—

	Net Fee Due							$661,200

(1)	Represents the aggregate principal amount of each series of notes to be offered in the exchange offer to which the registration statement relates.
(2)	Calculated in accordance with Rule 457(f) of the Securities Act of 1933, as amended.
(3)	Represents the maximum aggregate offering price of all notes to be offered in the exchange offer to which the registration statement relates.